Exhibit 99.1 Barnes 860.583.7070 | info@onebarnes.com onebarnes.com

BARNES REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS
Long-term Profitable Growth Strategy Driving a More Aerospace Oriented Business

Comparisons are year-over-year unless noted otherwise

First Quarter 2024:
•Sales of $431 million, up 28%; Organic Sales up 4%
•Operating Margin of 9.2%; Adjusted Operating Margin of 11.9%, up 80 bps
•Adjusted EBITDA Margin of 18.7%, up 130 bps
•GAAP EPS of $0.04; Adjusted EPS of $0.38, down 19%

2024 Outlook:
•Sales Growth of 13% to 16%; Organic Sales Growth of 5% to 8%
•Adjusted EBITDA Margin of 20% to 22%
•GAAP EPS of $1.08 to $1.28; Adjusted EPS of $1.62 to $1.82

April 26, 2024

BRISTOL, Conn., — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter 2024.

"Barnes continues to advance our business transformation strategy with solid first-quarter results, additional long-term Aerospace agreements benefiting from our MB Aerospace acquisition, and the completed sale of the Associated Spring and Hanggi businesses in April," said Thomas J. Hook, President and Chief Executive Officer of Barnes. “Following the divestiture, an increasing majority of our earnings are driven by Aerospace, where we are investing to take full advantage of strong demand and attractive growth opportunities. And we continue to integrate, consolidate, and rationalize our Industrial business to further optimize our portfolio for long-term profitable growth. Our comprehensive strategic review is ongoing, and we remain committed to reshaping and positioning Barnes to maximize value for our shareholders. We look forward to sharing our ongoing progress."

First Quarter 2024 Highlights

Sales of $431 million were up 28%, supported by organic growth(1) of 4% and acquisition-related growth of approximately 25%. The foreign exchange impact on sales was neutral. Operating income of $39.7 million was up 70%, and operating margin of 9.2% was up 230 bps.

Adjusted operating income of $51.1 million was up 37% and adjusted operating margin of 11.9% was up 80 bps. Adjusted operating income excludes restructuring and transformation related charges of $4.1 million, divestiture transaction costs of $3.1 million, MB Aerospace short-term purchase accounting

123 Main Street, Bristol, CT 06010-6376

adjustments of $2.1 million, and shareholder advisory costs of $2.0 million. Adjusted EBITDA(2) was $80.4 million, up 38% from a year ago and adjusted EBITDA margin was 18.7%, up 130 bps.

Interest expense was $24.8 million, up from $5.3 million a year ago, primarily due to higher average borrowings from the purchase of MB Aerospace and a higher average interest rate given the recapitalization of the Company’s debt structure.

The effective tax rate for the quarter was 85% compared with 21% last year primarily driven by $6.8 million of tax expense relating to the sale of the Associated Spring and Hanggi businesses.

Net income was $1.9 million, or $0.04 per share, compared to $13.2 million, or $0.26 per share in the prior year. On an adjusted basis, net income per share of $0.38 was down 19% from $0.47. Adjusted net income per share excludes $0.06 of restructuring and transformation related charges, $0.02 of acquisition related costs, $0.20 of divestiture transaction costs, $0.03 of MB Aerospace short-term purchase accounting adjustments, and $0.03 of shareholder advisory costs.

Year-to-date cash used by operating activities was $2.3 million versus cash provided of $32.2 million a year ago. The decrease from the prior year was due to a use of cash for working capital, higher outflows for accrued liabilities, and an increase in other current assets. Capital expenditures of $12.8 million increased $1.9 million over the prior year, driven by investments related to the Company’s restructuring program and investments for growth. Free cash flow was negative $15.2 million.

Segment Performance
Aerospace

First quarter sales in the Aerospace segment were $221 million, up 89%. Organic sales increased 19% and sales related to the acquisition of MB Aerospace added 70%. Aerospace original equipment manufacturing (“OEM”) sales increased 85%, while aftermarket sales increased 94%. On an organic basis, OEM sales increased 16% and aftermarket sales increased 23%. Segment operating profit was $31.1 million, up 66%. Adjusted operating profit of $34.6 million was up 69%, while adjusted operating margin declined 180 bps to 15.7%. Adjusted operating profit excludes restructuring and transformation-related charges of $0.4 million, MB Aerospace short-term purchase accounting adjustments of $2.1 million, and allocated shareholder advisory costs of $1.0 million. Adjusted operating profit benefited from the contribution of higher organic sales volumes, inclusive of pricing, favorable aftermarket mix, and the contribution of MB Aerospace sales, partially offset by the amortization of long term acquired intangibles for the MB Aerospace acquisition and lower productivity. Aerospace adjusted EBITDA was $53.5 million, up 75%, and adjusted EBITDA margin was 24.2% versus 26.1% a year ago.

Aerospace OEM backlog ended the first quarter at $1.46 billion, up 19% sequentially from December 2023. The Company expects to convert approximately 45% of this backlog to revenue over the next 12 months.

Industrial
First quarter sales in the Industrial segment were $209 million, down 4% reported and organic. Operating profit was $8.6 million versus $4.5 million in the prior year. Adjusted operating profit was $16.4 million, down 1%, and adjusted operating margin was 7.8%, up 20 bps. Adjusted operating profit reflects lower organic sales volumes and unfavorable mix, partially offset by positive pricing and Barnes Transformation Office (BTO) cost initiatives. Adjusted operating profit excludes restructuring and transformation related charges of $3.7 million, divestiture-related costs of $3.1 million, and allocated shareholder advisory costs of $1.0 million. Adjusted EBITDA was $27.2 million, down 6% from a year ago, and adjusted EBITDA margin was 13.0%, down 30 bps.

Associated Spring and Hanggi Divestiture

On April 4, 2024, Barnes completed the sale of the Associated Spring & Hanggi businesses to One Equity Partners. This divestiture materially reduces the Company’s exposure to automotive component manufacturing and represents an important step in our ongoing strategy to integrate, consolidate and rationalize the Industrial business. Net cash proceeds of approximately $150 million will be used to reduce debt.
Balance Sheet and Liquidity

As of March 31, 2024, the Company had $82 million in cash and $344 million available capacity under its revolving credit facility. The “Net Debt to EBITDA” ratio, as defined in our credit agreements, was 3.62 times, down slightly from 3.64 times at the end of 2023. Barnes remains committed to achieving a leverage ratio of 3.0x or lower by the end of 2024 and reaffirms its long-term leverage goal of 2.5x by 2025.

During the quarter, Barnes refinanced its Term Loan B facility, which resulted in a 60 bps decrease in the interest rate applied to outstanding borrowings. All other terms of the loan facility are essentially unchanged. The Company expects interest and tax savings from the refinancing of approximately $1.4 million in 2024 and $4.7 million in 2025.

Updated 2024 Full Year Outlook

The Company is updating its full year 2024 guidance to the following:

2024 Guidance
Organic sales growth	5% to 8%
Adjusted operating margin	12% to 14%
Adjusted EBITDA margin	20% to 22%
Adjusted earnings per share	$1.62 to $1.82
Capital expenditures	$60 million to $70 million
Free cash flow	$75 million to $85 million
Adjusted effective tax rate	31% to 33%

The Company’s 2024 Adjusted EPS guidance excludes $0.23 related to restructuring and transformation activities, $0.06 of MB Aerospace short-term purchase accounting adjustments, $0.02 of acquisition related impacts, $0.20 of divestiture impacts related to the sale of the Associated Spring™ and Hänggi™ businesses, and $0.03 of shareholder advisory costs.

Conference Call Information

Barnes will conduct a conference call with investors to discuss the first quarter 2024 results at 8:30 a.m. ET today, April 26, 2024. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes’ website at www.onebarnes.com.

The conference is also available by direct dial at (888) 510-2379 in the U.S. or (646) 960-0691 outside of the U.S.; Conference ID 1137078. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.

In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 26, 2024, until 11:59 p.m. (ET) on Friday, May 3, 2024, by dialing (609) 800-9909; Conference ID 1137078.

Notes:

(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing business less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

(2) While Barnes reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides additional information with respect to a non-GAAP measure, “Adjusted Earnings Before Interest, Income Tax, Depreciation and Amortization” (Adjusted EBITDA). With the acquisition of MB Aerospace, the largest transaction in Barnes’ history, the Company incurred related expenses, including acquired intangible assets and additional interest expense from the debt-funded acquisition. Accordingly, the Company uses Adjusted EBITDA, among other measures, to monitor our business performance. While EBITDA is not a U.S. GAAP measure, nor is it a substitute for a U.S. GAAP measure, we believe it provides helpful information to investors in understanding the ongoing operating performance of the Company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with U.S. GAAP. Tables reconciling non-GAAP to GAAP financial measures, including forward looking outlook information, are presented at the end of this press release.

About Barnes
Barnes Group Inc. (NYSE: B) leverages world-class manufacturing capabilities and market-leading engineering to develop advanced processes, automation solutions, and applied technologies for industries ranging from aerospace and medical & personal care to mobility and packaging. With a celebrated legacy of pioneering excellence, Barnes delivers exceptional value to customers through advanced manufacturing capabilities and cutting-edge industrial technologies. Barnes Aerospace specializes in the production and servicing of intricate fabricated and precision-machined components for both commercial and military turbine engines, nacelles, and airframes. Barnes Industrial excels in advancing the processing, control, and sustainability of engineered plastics and delivering innovative, custom-tailored solutions for industrial automation and metal forming applications. Established in 1857 and headquartered in Bristol, Connecticut, USA, the Company has manufacturing and support operations around the globe. For more information, visit please visit www.onebarnes.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," "continue," "will," "should," "may," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: the Company’s ability to manage economic, business and geopolitical conditions, including rising interest rates, global price inflation and shortages impacting the availability of materials; the duration and severity of unforeseen events such as an epidemic or a pandemic, including their impacts across our business on demand, supply chains, operations and liquidity; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; challenges associated with the introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; the physical and operational risks from natural disasters, severe weather events, and climate change which may limit accessibility to sufficient water resources, outbreaks of contagious diseases and other adverse public health developments; acts of war, terrorism and other international conflicts; the failure to achieve anticipated cost savings and benefits associated with workforce reductions and restructuring actions; currency fluctuations and foreign currency exposure; impacts from goodwill impairment and related charges; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; our ability to successfully integrate and achieve anticipated synergies associated with recently announced and future acquisitions, including the acquisition of MB Aerospace; government-imposed sanctions, tariffs, trade agreements and trade policies; changes or uncertainties in laws, regulations, rates, policies or interpretations that impact the Company’s business operations or tax status, including those that address climate change, environmental, health and safety matters, and the materials processed by our products or their end markets; fluctuations in the pricing or availability of raw materials, freight, transportation, energy, utilities and other items required by our operations; labor shortages or other business interruptions at transportation centers, shipping ports, our suppliers’ facilities or our facilities; disruptions in information technology systems, including as a result of cybersecurity attacks or data security breaches; the ability to hire and retain senior management and qualified personnel; the continuing impact of prior acquisitions and divestitures, and any ongoing and future strategic actions, and our ability to achieve the financial and operational targets set in connection with any such actions; the ability to achieve social and environmental performance goals; the outcome of pending and future litigation and governmental proceedings; the impact of actual, potential or alleged defects or failures of our products or third-party products within which our products are integrated, including product liabilities, product recall costs and uninsured claims; future repurchases of common stock; future levels of indebtedness; the impact of shareholder activism; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Category: Earnings

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
ir@onebarnes.com
860.583.7070

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2024	2023	% Change
Net sales	$430,638	$335,357	28.4

Cost of sales	300,096	226,242	32.6
Selling and administrative expenses	90,860	85,831	5.9
	390,956	312,073	25.3
Operating income	39,682	23,284	70.4

Operating margin	9.2%	6.9%

Interest expense	24,831	5,308	367.8
Other expense (income), net	1,696	1,340	26.6
Income before income taxes	13,155	16,636	(20.9)
Income taxes	11,208	3,477	222.3
Net income	$1,947	$13,159	(85.2)

Common dividends	$8,111	$8,096	0.2

Per common share:
Net income:
Basic	$0.04	$0.26	(84.6)
Diluted	0.04	0.26	(84.6)
Dividends	0.16	0.16	—

Weighted average common shares outstanding:
Basic	51,224,884	50,989,169	0.5
Diluted	51,293,673	51,264,435	0.1

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2024	2023	% Change
Net sales
Aerospace	$221,371	$117,256	88.8
Industrial	209,267	218,109	(4.1)
Intersegment sales	—	(8)
Total net sales	$430,638	$335,357	28.4

Operating profit
Aerospace	$31,087	$18,751	65.8
Industrial	8,595	4,533	89.6
Total operating profit	$39,682	$23,284	70.4

Operating margin			Change
Aerospace	14.0%	16.0%	(200)	bps.
Industrial	4.1%	2.1%	200	bps.
Total operating margin	9.2%	6.9%	230	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$81,638	$89,827
Accounts receivable	308,732	353,923
Inventories	336,153	365,221
Prepaid expenses and other current assets	103,699	97,749
Assets held for sale	84,778	—
Total current assets	915,000	906,720

Deferred income taxes	—	10,295
Property, plant and equipment, net	348,509	402,697
Goodwill	1,102,353	1,183,624
Other intangible assets, net	684,392	706,471
Other assets	109,174	98,207
Assets held for sale	114,339	—
Total assets	$3,273,767	$3,308,014

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$10,025	$16
Accounts payable	145,694	164,264
Accrued liabilities	186,707	221,462
Long-term debt - current	10,922	10,868
Liabilities held for sale	25,860	—
Total current liabilities	379,208	396,610

Long-term debt	1,293,109	1,279,962
Accrued retirement benefits	41,477	45,992
Deferred income taxes	121,722	120,608
Long-term tax liability	21,714	21,714
Other liabilities	77,143	80,865
Liabilities held for sale	8,045	—

Total stockholders' equity	1,331,349	1,362,263
Total liabilities and stockholders' equity	$3,273,767	$3,308,014

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2024	2023
Operating activities:
Net income	$1,947	$13,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,009	24,048
Loss (gain) on disposition of property, plant and equipment	67	(55)
Stock compensation expense	3,422	2,627
Changes in assets and liabilities, net of the effects of acquisition:
Accounts receivable	(896)	(2,209)
Inventories	(6,500)	(7,062)
Prepaid expenses and other current assets	(11,416)	(3,412)
Accounts payable	(1,494)	6,450
Accrued liabilities	(22,984)	(636)
Deferred income taxes	9,792	1,356
Long-term retirement benefits	(4,395)	(3,883)
Other	(867)	1,832
Net cash (used) provided by operating activities	(2,315)	32,215

Investing activities:
Proceeds from disposition of property, plant and equipment	20	190
Capital expenditures	(12,838)	(10,946)
Business acquisitions, net of cash acquired	159	—
Other	—	(525)
Net cash used by investing activities	(12,659)	(11,281)

Financing activities:
Net change in other borrowings	10,049	(109)
Payments on long-term debt	(70,587)	(44,343)
Proceeds from the issuance of long-term debt	90,000	31,208
Proceeds from the issuance of common stock	67	94
Dividends paid	(8,111)	(8,096)
Withholding taxes paid on stock issuances	(71)	(252)
Cash settlement of foreign currency hedges related to intercompany financing	(11,213)	1,353
Other	(1,556)	(2,492)
Net cash provided (used) by financing activities	8,578	(22,637)

Effect of exchange rate changes on cash flows	(1,546)	1,438
(Decrease) increase in cash, cash equivalents and restricted cash	(7,942)	(265)

Cash, cash equivalents and restricted cash at beginning of period	92,039	81,128
Cash, cash equivalents and restricted cash at end of period	84,097	80,863
Less: Restricted cash, included in Prepaid expenses and other current assets	—	(2,179)
Less: Cash, included in Assets held for sale	(2,459)	—
Cash and cash equivalents at end of period	$81,638	$78,684

BARNES GROUP INC.
RECONCILIATION OF NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2024	2023
Free cash flow:
Net cash (used) provided by operating activities	$(2,315)	$32,215
Capital expenditures	(12,838)	(10,946)
Free cash flow (1)	$(15,153)	$21,269

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
ADJUSTED OPERATING PROFIT AND ADJUSTED DILUTED EARNINGS PER SHARE
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2024	2023		% Change
SEGMENT RESULTS
Operating Profit - Aerospace Segment (GAAP)	$31,087	$18,751		65.8
Restructuring/reduction in force and transformation related charges	391	1,769
Shareholder advisory costs	1,028	—
MB Short-term purchase accounting adjustments	2,141	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$34,647	$20,520		68.8

Operating Margin - Aerospace Segment (GAAP)	14.0%	16.0%		(200)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	15.7%	17.5%		(180)	bps.

Operating Profit - Industrial Segment (GAAP)	$8,595	$4,533		89.6
Restructuring/reduction in force and transformation related charges	3,721	12,110
Shareholder advisory costs	972	—
Divestiture transaction costs	3,134	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$16,422	$16,643		(1.3)

Operating Margin - Industrial Segment (GAAP)	4.1%	2.1%		200	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	7.8%	7.6%		20	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$39,682	$23,284		70.4
Restructuring/reduction in force and transformation related charges	4,112	13,879
Shareholder advisory costs	2,000	—
Divestiture transaction costs	3,134	—
MB Short-term purchase accounting adjustments	2,141	—
Operating Income as adjusted (Non-GAAP) (1)	$51,069	$37,163		37.4

Operating Margin (GAAP)	9.2%	6.9%		230	bps.
Operating Margin as adjusted (Non-GAAP) (1)	11.9%	11.1%		80	bps.

Diluted Net Income per Share (GAAP)	$0.04	$0.26		(84.6)
Restructuring/reduction in force and transformation related charges	0.06	0.21
Shareholder advisory costs	0.03	—
Divestiture transaction costs	0.20	—
MB Short-term purchase accounting adjustments	0.03	—
Acquisition related costs	0.02	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.38	$0.47		(19.1)

	2023	Full-Year 2024 Outlook
Operating Margin (GAAP)	6.1%	11.2%	to	13.2%

Restructuring/reduction in force and transformation related charges	3.2%		0.9%
Divestiture transaction costs	0.1%		-0.5%
MB Short-term purchase accounting adjustments	1.3%		0.1%
Shareholder advisory costs	—		0.2%
Acquisition related costs	0.8%		—%

Operating Margin as adjusted (Non-GAAP) (1)	11.5%	12.0%	to	14.0%

Diluted Net Income per Share (GAAP)	$0.31	$1.08	to	$1.28

Restructuring/reduction in force and transformation related charges	0.66		0.23
Divestiture transaction costs	0.02		0.20
MB Short-term purchase accounting adjustments	0.29		0.06
Shareholder advisory costs	—		0.03
Acquisition related costs	0.37		0.02

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$1.65	$1.62	to	$1.82

Notes:
(1) The Company has excluded the following from its "as adjusted" financial measurements for 2024: 1) charges related to restructuring/reduction in force actions at certain businesses and transformation costs (consulting/professional fees related to business and portfolio transformation initiatives), 2) divestiture transaction costs related to the divestiture of the Associated Spring™ and Hänggi™ businesses, including $3.1M reflected within operating profit, $1.4M reflected within other expense, net and a $6.8M charge reflected within income taxes, 3) shareholder advisory costs, 4) short-term purchase accounting adjustments related to its MB Aerospace acquisition, and 5) acquisition costs related to the acquisition of MB Aerospace, including $1.6M reflected within interest expense. The Company has excluded charges related to restructuring/reduction in force actions at certain businesses and business transformation costs (consulting fees related to transformation initiatives) from its "as adjusted" financial measurements for 2023. The tax effects of the restructuring related actions and acquisition related actions were calculated based on the respective tax jurisdictions and ranged from approximately 15% to approximately 30%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
EBITDA, EBITDA MARGIN, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2024				2023
	Aerospace	Industrial	Other (1)	Total	Aerospace	Industrial	Other (1)	Total
Net Sales	$221,371	209,267	-	$430,638	$117,256	218,109	(8)	$335,357

Net Income				$1,947				$13,159
Interest expense				24,831				5,308
Other expense (income), net				1,696				1,340
Income taxes				11,208				3,477
Operating Profit (GAAP)	$31,087	$8,595	$—	$39,682	$18,751	$4,533	$—	$23,284
Operating Margin (GAAP)	14.0%	4.1%		9.2%	16.0%	2.1%		6.9%

Other expense (income), net	-	-	(1,696)	(1,696)	-	-	(1,340)	(1,340)
Depreciation (2)	7,856	5,591	-	13,447	4,952	7,476	-	12,428
Amortization (3)	11,636	5,926	-	17,562	5,106	6,514	-	11,620
EBITDA (Non-GAAP) (4)	$50,579	$20,112	$(1,696)	$68,995	$28,809	$18,523	$(1,340)	$45,992
EBITDA Margin (Non-GAAP) (4)	22.8%	9.6%		16.0%	24.6%	8.5%		13.7%

Restructuring/reduction in force and transformation related charges	391	2,997	-	3,388	1,769	10,517	-	12,286
Shareholder advisory costs	1,028	972	-	2,000	-	-	-	-
MB Short-term purchase accounting adjustments	1,498	-	-	1,498	-	-	-	-
Pension related loss	-	-	1,370	1,370	-	-	-	-
Divestiture transaction costs	-	3,134	-	3,134	-	-	-	-
Adjusted EBITDA (Non-GAAP) (4)	$53,496	$27,215	$(326)	$80,385	$30,578	$29,040	$(1,340)	$58,278
Adjusted EBITDA Margin (Non-GAAP) (4)	24.2%	13.0%		18.7%	26.1%	13.3%		17.4%

Notes:
(1) "Other" includes intersegment sales and items that are included within Other expense (income), net that are not allocated to the Company's reportable business segments.
(2) Depreciation expense in 2024 includes $0.7 million of accelerated depreciation charges related to restructuring actions. Depreciation in 2023 includes $1.5 million of similar accelerated depreciation charges.
(3) Amortization expense in 2024 includes $0.6 million of short-term purchase accounting adjustments related to backlog amortization, attributed to the acquisition of MB Aerospace.
(4) The Company defines EBITDA as net income plus interest expense, income taxes, and depreciation and amortization which the Company incurs in the normal course of business; in addition to these adjustments, the Company also excludes the impact of its "as adjusted items" above ("Adjusted EBITDA"). The Company does not intend EBITDA nor Adjusted EBITDA to represent cash flows from operations as defined by GAAP, and the reader should not consider it as an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP, or as an indicator of the Company's operating performance. Accordingly, the measurements have limitations depending on their use.